Exhibit 23.6

Energy Maritime Associates Pte Ltd E: fps@energymaritimeassociates.com W:www.energymaritimeassociates.com

September 8, 2014

Euronav NV

De Gerlachekaai 20

2000 Antwerpen

Belgium

Gentlemen:

Reference is made to the Form F-1 registration statement, including any amendments or supplements thereto (the “Registration Statement”) relating to the public offering of ordinary shares of Euronav NV (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in the section of the Registration Statement entitled “Overview of the Oil and Gas Industry.”

(1) we have accurately described the offshore oil and gas industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the offshore oil and gas industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the references to our firm in the sections of the Registration Statement entitled “Overview of the Oil and Gas Industry” and “Experts”.

Yours faithfully,

David Boggs

Managing Director

Energy Maritime Associates

Westech Building, 237 Pandan Loop #08-04, Singapore 128424